EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholders of
SEANERGY MARITIME HOLDINGS CORP.:

We consent to the inclusion in the Post-effective Amendment No. 1 to the registration statement on Form F-1 of SEANERGY MARITIME HOLDINGS CORP. (the "Company") of our report dated March 27, 2009, with respect to the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the Company's Post-effective Amendment No. 1 to the registration statement on Form F-1 (File No. 333-166872).

We consent to the references to our firm under the caption "Experts" in the prospectus.

/s/ KPMG Certified Auditors AE
Athens, Greece
September 23, 2010

SK 26979 0001 1133438